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                                                                    EXHIBIT 99.1
Monday September 22 7:30 AM EDT

COMPANY PRESS RELEASE

SEMTECH CORPORATION ENTERS INTO LETTER OF INTENT TO ACQUIRE EDGE SEMICONDUCTOR INCORPORATED

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Sept. 22, 1997--Semtech Corporation (NASDAQ/NMS:SMTC), a leading manufacturer of analog semiconductors, announced today that it has signed a letter of intent to acquire all of the outstanding shares of stock of Edge Semiconductor Incorporated.

Edge Semiconductor, based in San Diego, is a leading provider of proprietary analog and mixed signal circuits to the Automated Test Equipment (ATE) market. Chips produced by Edge Semiconductor are used by 15 of the world's 20 largest ATE manufacturers.

John D. (Jack) Poe, Semtech's President and Chief Executive Officer, commented on the pending acquisition, "Edge Semiconductor offers Semtech an excellent opportunity to diversify our product mix by entering a fast-growing market. Edge's design talent, proprietary products and continued dedication to the ATE market complement our financial resources, diverse products and markets and strong manufacturing and technology capabilities. We expect Edge will profitably increase our sales and enhance our shareholders' value. The transaction is expected to be immediately accretive to our earnings, with targeted synergies providing additional accretion in the future."

Wylie Plummer, Edge Semiconductor's President and Chief Executive Officer, said, "The entire Edge team is excited about joining Semtech's organization. Semtech has demonstrated that it can manage a powerful growth program. This environment will provide tremendous benefits to our customers, employees and shareholders." The transaction will be structured as a tax-free pooling-of-interests, with Semtech exchanging approximately 750,000 of its common shares for all of Edge Semiconductor's common stock. The transaction, which is expected to close by the end of 1997, is subject to customary conditions, including due diligence, and the execution of a definitive merger agreement.

Semtech is a leading supplier of power ICs, transient voltage suppression devices, and custom analog circuits designed for solving today's complex power management and protection issues. The company designs, manufactures and markets its products worldwide through its infrastructure of manufacturing, sales and distribution capabilities. End-market applications for its products include communication, computer and computer peripheral, video, industrial, and consumer equipment.

Safe-harbor statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements and projections in this news release involve risk and uncertainty. Important factors, including overall economic conditions, demand for personal computers and other electronic products, demand for the company's products in particular, competitors' actions, and other risk factors described in the company's Form 10-K for the year ended January 26, 1997 as filed with the Securities and Exchange Commission, could cause actual results to differ materially from forecasts.
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